Exhibit 99.1

Edison Nation, Inc. Announces Acquisition of Leading Children’s Sleep

Products Company, Cloud b, Inc.

All Stock Acquisition Expected to be Immediately Accretive to Edison Nation

PHILLIPSBURG, N.J., October 30, 2018 -- Edison Nation, Inc. (the “Company”), a full-service product development company, has acquired Cloud b, Inc., the world’s leading manufacturer of products and accessories that help parents and children sleep better.

As a private company, the unaudited estimate for revenue from Cloud b in 2017 was approximately $8.0 million for 2017 with a gross margin of 45%. The acquisition is expected to be immediately accretive to Edison Nation.

The acquisition of Cloud b, whose products are distributed in over 100 countries worldwide, supports Edison Nation’s vision of strategic growth. The business strategy, culture and values of the two companies are well aligned. Cloud b, which is known for its innovative products and recently won the Toy of the Year award from The Toy Association, is also committed to working with organizations that help families in need, with numerous philanthropic efforts throughout the world. Recent partnerships include the Great Sprouts Tuck-in, a program that donates bedtime books and pajamas to children in need, and Max’s Love Project, which provides Twilight Turtles (one of their award-winning products) to children dealing with cancer.

As part of the acquisition terms, Edison Nation is acquiring 72.5% of Cloud b for total consideration of 489,293 unregistered shares of Edison Nation common stock. Effective immediately, Cloud b will become a subsidiary of Edison Nation, Inc. In addition, Edison Nation entered into an Earn Out Agreement with the sellers of the 72.5% of Cloud b’s outstanding common stock, whereby Edison Nation, Inc. agreed to pay such sellers the product of 8% of Cloud b’s gross sales minus the previous year’s gross sales, with any such earn out payments being made beginning in the year ended December 31, 2019 and concluding in the year ended December 31, 2021.

“We are excited to welcome Cloud b to our family of products,” said Chris Ferguson, CEO of Edison Nation, Inc. “Their amazing team of professionals and superior products will add a key element to our expansion strategy, while expanding our footprint on the West coast by leveraging Cloud b’s significant distribution, sales and fulfillment operations. We look forward to integrating our proprietary product development expertise to manufacture and market Cloud b’s existing products, while also helping to develop exciting new product lines. As we’ve noted in the past, we will continue to invest in entities such as Cloud b that will further broaden our expertise and reach, which we expect to increase shareholder value.”

“Cloud b was a pioneer in helping children sleep. We focused on creating products that served a valuable purpose for families, or as we like to say, “Plush with a Purpose,” says Linda Suh, Co-Founder and CEO of Cloud b. “We're dedicated to the ideal that all children deserve quality sleep, and the synergies with Edison Nation will serve to increase our potential to impact more lives worldwide.”

About Cloud b
Founded in 2002, Cloud b is the world’s leading manufacturer of products and accessories that help parents and children sleep. Cloud b products soothe and comfort children, which, in turn, gives peace of mind to parents – and strengthens the bond between them. The company has become a trusted name with parents worldwide with award-winning products that are developed in consultation with an Advisory Board of pediatricians and specialists. Cloud b is best known for the popular Twilight Turtle™ and Sleep Sheep™. For more information, please visit www.cloudb.com.

About Edison Nation, Inc.

Edison Nation, Inc. is a vertically integrated innovation aggregation and full-service product development and manufacturing company, offering innovation sourcing, design, sales, fulfillment and shipping services. Edison Nation’s model is to provide a risk mitigated platform that connects innovators with companies to bring new products to market. For more information, please visit www.edisonnation.com.

Forward Looking Statements
This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations and plans, including assumptions underlying such statements, are forward-looking statements, and should not be relied upon as representing the Company’s views as of any subsequent date. Such forward-looking statements are based on information available to the Company as of the date of this release and involve a number of risks and uncertainties, some beyond the Company’s control, that could cause actual results to differ materially from those anticipated by these forward-looking statements, including consumer, regulatory and other factors affecting demand for the Company’s products, any difficulty in marketing the Company’s products in global markets, competition in the market for consumer products, any inability to raise capital to fund operations and service the Company’s debt. Additional information that could lead to material changes in the Company’s performance is contained in its filings with the SEC. The Company is under no obligation to, and expressly disclaims any responsibility to, update or alter forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

Investor Relations:
Greg Falesnik
Managing Director
MZ North America
Direct: 949-385-6449

EDNT@mzgroup.us